Exhibit 99

[NFG LOGO OMITTED]

National Fuel Gas Company RELEASE DATE: IMMEDIATE October 7, 2005	Financial News 6363 Main Street/Williamsville, NY 14221 Margaret M. Suto Investor Relations 716-857-6987 Ronald J. Tanski Treasurer 716-857-6981

National Fuel Updates Production Outlook,
Reviews Effect of Sustained High Energy Prices on Its Operating Units,
And Revises Earnings Guidance

(October 7, 2005) Williamsville, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) today announced that its wholly owned exploration and production subsidiary, Seneca Resources Corporation (“Seneca”), has completed a preliminary evaluation of property damage to its Gulf of Mexico operations. National Fuel has also estimated the impact of current commodity prices on its other operating segments. These factors are causing the Company to modify its production estimates and increase earnings guidance for both its Fiscal 2005 Fourth Quarter (three months ended September 30, 2005) and its 2006 Fiscal Year, which began on October 1, 2005.

Hurricanes Affect Seneca’s Gulf of Mexico Production

        Katrina On August 28, 2005, in advance of Hurricane Katrina, Seneca followed its normal course of shutting-in its Gulf of Mexico production and evacuating manned platforms that might be in the path of the hurricane. Because Katrina did not directly affect most of Seneca’s facilities, production was resumed within a few days. Seneca’s annual production forecasts for its Gulf Coast division normally anticipate a few days of production interruption during the hurricane season. Thus, following Hurricane Katrina, Seneca’s production targets for Fiscal 2005 were not materially affected.

        Rita In advance of Hurricane Rita, all of Seneca’s offshore drilling and production activities in the Gulf of Mexico were suspended as of Thursday, September 22, 2005. Seneca shut-in production and safely evacuated all employees and contract personnel prior to the arrival of the storm. Net daily production of approximately 46 million cubic feet of natural gas equivalent (MMcfe), representing approximately 32% of Seneca’s total daily production of approximately 142 MMcfe immediately preceding the shut in, was affected by Hurricane Rita.

        Seneca has determined that, of the 17 structures it operates in the Gulf of Mexico, only the Vermilion Block 225A platform suffered a moderate amount of damage, while the 16 others suffered only minor damage. Seneca’s net volume produced from the Vermilion Block 225A platform had been approximately 4 MMcf per day of natural gas. The impact of two hurricanes in the Gulf of Mexico has limited the availability of workers and equipment to make repairs to

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offshore platforms; thus, Seneca expects it may take months to restore its Gulf of Mexico production to pre-hurricane levels.* Seneca has commenced repairs on some of its platforms and production of approximately 10.5 MMcf per day of natural gas has been restored to date. Seneca is awaiting a full assessment of the condition of certain other platforms in the Gulf in which it has a non-operating ownership interest, as well as third-party facilities in which it has no direct ownership interest but which receive a portion of Seneca’s production for processing or further delivery to onshore facilities.

        Seneca expects that repairs to its operated platforms and pipelines will be covered by insurance, subject to a $500,000 deductible.* Seneca also expects that any necessary expenses incurred to restore or re-drill any of its wells found to be damaged by the hurricanes will be covered by insurance, subject to a separate $750,000 deductible.* Seneca does not maintain coverage for business interruption applicable to these events.

        Seneca is systematically returning personnel to its facilities as conditions permit, and expects that its production will be re-established as repairs to its facilities and third-party facilities are completed.* It has been widely reported that over 70% of oil and natural gas production in the Gulf of Mexico remains shut-in due to downstream pipeline infrastructure and processing plant damage. Seneca’s production is affected by this downstream infrastructure damage, and future production estimates are contingent on repairs to that infrastructure and subject to change on a daily basis.* National Fuel intends to provide additional information and guidance as Seneca further quantifies the status of its facilities and as more definitive estimates become available.

        Seneca is narrowing its estimate of its Fourth Quarter production to the range of 12 — 13 billion cubic feet of natural gas equivalent (Bcfe). When added to reported production of approximately 40 Bcfe for the nine months ended June 30, 2005, Seneca has narrowed the estimated production range for Fiscal 2005 to 52 — 53 Bcfe.*

        Seneca’s Fiscal 2006 production forecast has also been impacted by the infrastructure damage caused by Hurricanes Katrina and Rita. In addition, poor weather conditions in Canada prevented the drilling of a number of wells that Seneca expected would come on line during Fiscal 2006, and Seneca has reduced production estimates in its Canadian division accordingly. Seneca has reduced its Fiscal 2006 production estimate from its originally announced guidance of 50 — 55 Bcfe to 46 — 51 Bcfe.*

Seneca's Estimated Fiscal 2006 Production by Division (Bcfe)*

	Previous Guidance	Current Guidance
Gulf East West Canada Total	15.5 - 16.5 5.0 - 6.0 19.0 - 20.0 10.5 - 12.5 50 - 55	12.5 - 13.5 5.0 - 6.0 19.0 - 20.0 9.5 - 11.5 46 - 51

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Fiscal 2005 Earnings Guidance Update

        The back-to-back impact of both hurricanes on industry-wide operations in the Gulf of Mexico has caused a substantial increase in energy commodity prices. In its earnings report dated July 28, 2005, National Fuel gave consolidated earnings guidance for the Fourth Quarter of Fiscal 2005 in the range of $0.50 — $0.56 per diluted share. Primarily because of higher commodity prices received by Seneca, National Fuel is providing updated earnings guidance for its Fiscal 2005 Fourth Quarter and for its entire 2005 Fiscal year, as follows:

                                                                 July 28, 2005 Guidance                              Current Revised Guidance *
                                                   -----------------------------------------------------------------------------------------------------------
                                                         Three Months              Fiscal Year              Three Months                Fiscal Year
                                                             Ended                    Ended                    Ended                       Ended
                                                      September 30, 2005        September 30, 2005       September 30, 2005          September 30, 2005
                                                   -----------------------------------------------------------------------------------------------------------
Recurring earnings from                                  $0.18 - $0.22            $1.74 - $1.78            $0.24 - $0.30               $1.80 - $1.86
              continuing operations

Add:  non-recurring gain                                     $0.00                    $0.03                    $0.00                       $0.03
              on sale of base gas

Add: earnings from                                       $0.32 - $0.34 (1)          $0.39 - $0.41          $0.32 - $0.34 (1)             $0.39 - $0.41
              discontinued operations
              including gain on sale
              of United Energy

Net income per share                                     $0.50 - $0.56            $2.16 - $2.22            $0.56 - $0.64               $2.22 - $2.30

           (1)Earnings from discontinued operations for the three months ended June 30, 2005 included a charge of $6.0 million for previously unrecorded deferred income tax expense.  Earnings from discontinued operations for the three months ended
              September 30, 2005 include a reversal of that charge.

The Fiscal 2005 guidance does not include any impact of changes in accounting for hedges that are in place for future production that may be delayed by infrastructure damage.* The Company is currently reviewing this issue with its accountants.

Fiscal 2006 Earnings Guidance Update

        In its earnings report dated July 28, 2005, National Fuel also provided consolidated earnings guidance for Fiscal 2006 in the range of $1.95 to $2.10 per diluted share. The Company has now revised its Fiscal 2006 earnings guidance to a range of $2.30 to $2.50 per diluted share as detailed in the following table:*

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                                                                                               Earnings per share sensitivity to changes
Fiscal 2006 earnings per share guidance by segment*                                               from September 13, 2005 NYMEX prices*
                                                                                --------------------------------------------------------------------------
                                                                                    $1 change per MMBtu gas                     $1 change per Bbl oil
                                                                                ---------------------------------            -----------------------------
                                            Range                                 Increase        Decrease                     Increase      Decrease
                               -------------------------------------              --------        --------                     --------      --------
Utility                              $0.52                    $0.59               - $0.01          + $0.01                        -              -
Pipeline & Storage                   $0.60                    $0.63               + $0.02          - $0.02                        -              -
Exploration & Production             $1.10                    $1.20               + $0.11          - $0.11                     + $0.01        - $0.01
Energy Marketing                     $0.02                    $0.02                  -                -                           -              -
Timber                               $0.05                    $0.05                  -                -                           -              -
Corporate & Other                    $0.01                    $0.01                  -                -                           -              -

Consolidated                         $2.30                    $2.50               + $0.12          - $0.12                     + $0.01        - $0.01

Exploration and Production Segment

        National Fuel’s previous Fiscal 2006 earnings guidance of $.75 — $.81 per diluted share for this segment was based on the settled NYMEX forward strip (October 2005 – September 2006) prices for natural gas and oil on May 17, 2005. Those prices averaged $7.18 per MMBtu of natural gas (MMBtu is the designation for one million British Thermal Units, a measure of heating value; one MMBtu is approximately equivalent to one thousand cubic feet, or one Mcf, of natural gas) and $51.56 per barrel of oil. In the conference call discussing that earnings report, the Company provided earnings sensitivity information based on changes from the May 17, 2005 NYMEX prices.

        National Fuel has now incorporated a number of changes from Seneca’s forecast into its consolidated Fiscal 2006 forecast. First, it has incorporated Seneca’s revised annual production estimates of 46 to 51 Bcfe discussed above. Second, it is using more current pricing assumptions based on NYMEX settlement prices as of September 13, 2005. The following table shows NYMEX settlement prices as of May 17, 2005 and September 13, 2005.

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                                              NYMEX Settlement Prices
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                   May 17, 2005                                           September 13, 2005
        ------------------------------------                   -------------------------------------

              Natural Gas                 Oil                  Natural Gas                  Oil
              ($ per MMBtu)           ($ per Bbl)              ($ per MMBtu)            ($ per Bbl)

       Oct-05   $6.705                   $51.77                  $10.763                  $63.11
       Nov-05   $7.185                   $51.92                  $11.371                  $63.78
       Dec-05   $7.630                   $51.98                  $11.866                  $64.38
       Jan-05   $7.915                   $51.92                  $12.156                  $64.83
       Feb-05   $7.909                   $51.81                  $12.046                  $65.19
       Mar-05   $7.759                   $51.69                  $11.751                  $65.41
       Apr-05   $6.879                   $51.56                  $9.551                   $65.48
       May-05   $6.761                   $51.44                  $9.191                   $65.44
       Jun-05   $6.805                   $51.32                  $9.216                   $65.35
       Jul-05   $6.851                   $51.21                  $9.257                   $65.23
       Aug-05   $6.885                   $51.10                  $9.300                   $65.10
       Sep-05   $6.879                   $50.98                  $9.276                   $64.96

      Average   $7.180                   $51.56                  $10.479                  $64.86

        Seneca is also providing a new earnings sensitivity analysis as prices change from the September 13, 2005 NYMEX pricing strip. Based upon Seneca’s updated production estimates, analysts and investors should be able to estimate changes to Seneca’s earnings projection by comparing more current NYMEX forward prices against the September 13, 2005 pricing built into the forecast.

        Based on September 13, 2005 pricing, National Fuel expects Seneca’s earnings for Fiscal 2006 to be in the range of $1.10 — $1.20 per diluted share.* Also, changes in NYMEX settlement prices from those reported on September 13, 2005 will have the following effect on earnings: For every $1.00/MMBtu change in the NYMEX settlement price strip average for natural gas, earnings are expected to change by $0.11 per diluted share; and for every $1.00/Bbl change in the NYMEX settlement strip price average for oil, earnings are expected to change by $0.01 per diluted share.* These sensitivities are shown in the Fiscal 2006 earnings guidance table above.

        National Fuel also expects that Seneca’s capital expenditure forecast and ongoing service costs will increase from its current budget of $110-$115 million for Fiscal 2006.* Drilling and service rig rates continue to increase due to all the hurricane repair activity and the increased oil field activity spurred on by current commodity prices. However, it is too early at this point to quantify any changes to those spending levels.

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Utility Segment

        National Fuel Gas Distribution Corporation (“Distribution”) comprises the utility segment of the Company. Rate case settlements achieved in its New York jurisdiction, as of August 1, 2005, and in its Pennsylvania jurisdiction, as of April 15, 2005, will be in effect for the entire 2006 Fiscal Year. Those settlements fixed the rates for delivery of natural gas by Distribution to its customers. In addition to delivery charges, Distribution includes on customer bills “Gas Supply Charges,” that reflect the cost of natural gas delivered to Distribution’s pipeline system, which are passed on directly to customers without any mark-up by Distribution.

        Although there had already been much publicity about the impact that high natural gas prices would have on consumers before the hurricanes, the hurricanes and resulting oil and gas production disruptions have drawn additional attention to this situation. Distribution estimates that the average residential customer bill for this heating season (November 1, 2005 – March 31, 2006) will be 30% — 40% higher than during the 2004-2005 heating season.* At these higher prices, Distribution expects its customers will take steps to conserve their natural gas consumption. Earnings in the utility segment are expected to decrease because of the anticipated lower throughput volumes and possibly higher uncollectible expense caused by the higher commodity costs.* Thus, earnings estimates for the utility segment have been revised downward from the previously announced range of $0.58 to $0.64 per diluted share to a range of $0.52 to $0.59 per diluted share.*

Pipeline and Storage Segment

        As compared to previously issued earnings guidance, earnings in the pipeline and storage segment are expected to be positively affected by higher commodity prices received for sales of efficiency gas and negatively affected by projected throughput reductions due to those higher commodity prices.*

        Throughput reductions have a very minor impact on earnings in the pipeline and storage segment since the rates in this segment are charged on a “straight-fixed variable” basis, where the greatest portion of the rates are billed through a reservation charge and only a small portion relates to the amount of gas that is transported.

        Earnings sensitivity due to pricing variations of efficiency gas sales is calculated similarly to the earnings sensitivity in the exploration and production segment. Using the same September 13, 2005 NYMEX settlement strip prices, earnings in the pipeline and storage segment are projected to be in the range of $0.60 to $0.63 per diluted share.* Operational constraints determine the actual timing and volumes of any efficiency gas sales; therefore, the actual earnings sensitivity is subject to change. Based on the Company’s current estimates, for every $1.00 MMBtu change in the NYMEX settlement strip price average for natural gas, earnings in the pipeline and storage segment are expected to change by approximately $0.02 per diluted share. *

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Other Nonregulated Segments

National Fuel Gas Company’s subsidiary Horizon Power, Inc., owns an interest in a natural gas fired co-generation plant in the town of Northeast, Pennsylvania. The relationship between expected future electricity prices and expected natural gas prices, or “spark-spread,” has a direct impact on the value of the plant. The tremendous increase in natural gas prices has caused deterioration in the near-term economics of this plant. Horizon Power has made a preliminary determination that the value of its investment is impaired, and it will write down the book value of its investment as of the end of the 2005 Fiscal Year by $4.2 million (pretax). This write-down has been incorporated into the revised earnings guidance range.

Impact of Energy Policy Act of 2005

        On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005 (“Energy Act”). While the Energy Act is quite extensive and has broad implications for the entire energy industry, there are a few provisions that are likely to affect National Fuel Gas Company and its subsidiaries.

        PUHCA Repeal The Energy Act provides for the repeal of the Public Utility Holding Company Act of 1935 (“PUHCA”), with the repeal to take effect on February 8, 2006. National Fuel has been registered as a holding company under PUHCA since 1935. While certain regulatory requirements will be eliminated, others will be transferred to other regulatory agencies, primarily the Federal Energy Regulatory Commission (“FERC”).

        Many of the operations of the Company’s pipeline and storage segment are already subject to FERC jurisdiction, and the FERC has issued proposed regulations regarding the transfer of certain of the former PUHCA requirements to FERC jurisdiction. It is expected that PUHCA repeal will affect registered electric holding companies more than it will affect registered gas holding companies,* and none of the current earnings estimates herein incorporate any changes because of PUHCA repeal.

        LIHEAP Increase The Energy Act expands the maximum amount of money that the federal Low Income Home Energy Assistance Program (“LIHEAP”) can spend each year from $2 billion to $5.1 billion. While Congress still must pass legislation which actually appropriates these funds for distribution to the various state energy assistance programs, Distribution is hopeful that such funding will be made available for the upcoming heating season. Applications for LIHEAP assistance may be made in early November in Distribution’s New York and Pennsylvania service territories.

        Seneca Royalty Relief In the Oil Pollution Act passed by Congress in 1990, Congress recognized the financial harm done to the State of Louisiana and its lessees (including Seneca) for failure to unitize a field discovered on West Delta Block 17. That unitization issue dates back to 1987.

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        With the passage of the Energy Act, Seneca reached a settlement with the U.S. Government regarding that unitization issue. The Energy Act contains a provision whereby Seneca has been granted certain federal royalty relief from all its federal offshore production after October 1, 2006. This royalty relief will be in effect until the affected parties recover an estimated $44 million.* Seneca’s net share of this recovery will be approximately $19 million.* The remaining recovered royalty will be distributed to the State of Louisiana and the other lessee that owned an interest in the West Delta block.

        Seneca anticipates that it will take approximately 3 to 4 years to recover the total authorized royalty relief through production from its federal offshore leases.* Under GAAP accounting rules, after October 1, 2006, Seneca will record the recovery amounts each month as revenue. This is not expected to impact Seneca’s earnings until Fiscal 2007.*

        National Fuel is an integrated energy company with $3.8 billion in assets comprising five principal operating segments: Utility, Pipeline and Storage, Exploration and Production, Energy Marketing, and Timber. Additional information about the company is available at http://www.nationalfuelgas.com or through its investor information service at 1 (800) 334-2188.

Analyst Contact:   Margaret Suto   (716) 857-6987
Media Contact:   Julie Coppola Cox    (716) 857-7079

Certain statements contained herein, including statements designated with an asterisk (“*”) and statements identified by use of the words “anticipates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. There is no assurance that the Company’s projections will in fact be achieved nor do these projections reflect any acquisitions or divestitures that may occur after the date hereof. While the Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, actual results may differ materially from those in the forward-looking statements. Furthermore, each forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities or acts of war; changes in demographic patterns or weather conditions, including the occurrence of severe weather; changes from expectations with respect to the extent of damage caused by recent hurricanes or the amount of time necessary for repairs to be made to Seneca’s facilities or those of third parties; disputes with insurance providers; increasing costs of insurance, changes in coverage and the ability to obtain insurance; changes in the availability and/or price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of derivative financial instruments or the Company’s natural gas and oil reserves; impairments under the SEC’s full cost ceiling test for natural gas and oil reserves; changes in the availability and/or price of derivative financial instruments; changes in the price differentials between various types of oil; failure of the price differential between heavy sour crude oil and light sweet crude oil to return to its historical norm; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those involving acquisitions, financings, rate cases (which address, among other things, allowed rates of return, rate design and retained gas), affiliate relationships, industry structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments, including any downgrades in the Company’s credit ratings; uncertainty of oil and gas reserve

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estimates; ability to successfully identify and finance acquisitions or other investments and ability to operate and integrate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; changes in laws and regulations to which the Company is subject, including tax, environmental, safety and employment laws and regulations; the cost and effects of legal and administrative claims against the Company; changes in actuarial assumptions and the return on assets with respect to the Company’s retirement plan and post-retirement benefits; or increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits.